NEWS


FOR IMMEDIATE RELEASE                                          Contacts:

                                                               Press:
                                                               Mark Meudt
                                                               (703) 246-0525
                                                               mmeudt@anteon.com

                                                               Investors:
                                                               Dennis Kelly
                                                               (703) 246-0318
                                                               dkelly@anteon.com


            ANTEON ELECTS GENERAL PAUL J. KERN TO BOARD OF DIRECTORS

         FAIRFAX, VA, February 28, 2005 - Anteon International Corporation (NYSE: ANT) announced today the election of Paul J. Kern, General U.S. Army (retired), to the Anteon Board of Directors.

         General Kern joins Anteon's Board after recently stepping down as the commander of the U.S. Army Materiel Command, a worldwide organization responsible for research, production, and supply distribution for U.S. forces and their allies. General Kern was responsible for revitalizing research in emerging areas of bio-engineering, nano-sciences, and international cooperation; expanding production while introducing continuous improvement, and initiating the deployment of the largest worldwide enterprise supply chain modernization attempted to date.

         General Kern's distinguished military career includes leadership of combat operations, including two combat tours in Vietnam as a platoon leader and troop commander with the 11th Armored Cavalry. He had a third combat tour as commander of the 2nd Brigade, 24th Infantry Division during Desert Shield/Desert Storm. He later served as commander, 4th Infantry Division (Mechanized). General Kern also served as advisor to the Chief of Staff of the Army on all acquisition, logistics, and technology matters and served as personal advisor to the Secretary of Defense; he has received recognition as a key leader in the Transformation of the Army.

         General Kern is a graduate of the U.S. Military Academy at West Point, N.Y. He earned his master's degrees in both civil and mechanical engineering from the University of Michigan and was a senior service college fellow at the John F. Kennedy School, Harvard University. General Kern has authored several works on acquisition management and logistics.

         Frederick Iseman, Anteon's Chairman of the Board said, "We are honored and inspired to have such a talented and dedicated leader as General Paul J. Kern join us on Anteon's Board. General Kern's service to his country is legendary and exemplifies the values of `the soldier's creed', a model for all those serving our country in both military service and the private sector. We are fortunate to have General Paul Kern join the Anteon team."

About Anteon

         Anteon, headquartered in Fairfax, Virginia, is a leading systems integrator, providing information technology and engineering solutions to the federal government and international sectors. Anteon designs, integrates, maintains and upgrades state-of-the-art systems for national defense, intelligence, emergency response and other high priority government missions. Anteon also provides many of its government clients with the systems analysis, integration and program management skills necessary to manage the development and operations of their mission critical systems. The Company was founded in 1976 and has grown to currently employ over 8,800 employees in more than 100 offices worldwide. Anteon consistently ranks among the top information technology integrators based on independent surveys, and has been named to the Forbes List of the 400 Best Big Companies in 2005, earning distinction on Forbes' Platinum List. For more information, visit www.anteon.com.

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

         The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward- looking statements include the Company's dependence on continued funding of U.S. government programs, government contract procurement and termination risks, including risks associated with bid protests, and other risks described in the Company's Securities and Exchange Commission filings. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

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